Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CRESCENT POINT ENERGY CORP.
(Exact name of Registrant as specified in its charter)

Alberta, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Suite 2000, 585 – 8th Avenue S.W.
Calgary, Alberta, Canada T2P 1G1
(403) 693-0020
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 – 8th Avenue
New York, New York 10011
(212) 894-8940
(Name, address and telephone number of agent for service)

Copies to:

Gregory T. Tisdale Crescent Point Energy Corp. Suite 2000, 585 – 8th Avenue S.W. Calgary, Alberta, Canada T2P 1G1 (403) 693-0020	Guy P. Lander, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 (212) 238-8619	Mark Eade, Esq. Norton Rose Fulbright LLP Suite 3700, 400 3rd Avenue SW Calgary Alberta, T2P 4H2 (403) 267-8121

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.	☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.	☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.
☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box.
☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.
☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.	☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Shares	200,000 Common Shares	U.S.$20.11	U.S.$4,022,000	U.S.$467.36

(1)
Based on the average of the high and low prices of the Common Shares of Crescent Point Energy Corp. on July 6, 2015 on the New York Stock Exchange, and estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

IF AS A RESULT OF STOCK SPLITS, STOCK DIVIDENDS OR SIMILAR TRANSACTIONS, THE NUMBER OF SECURITIES PURPORTED TO BE REGISTERED ON THIS REGISTRATION STATEMENT CHANGES, THE PROVISIONS OF RULE 416 SHALL APPLY TO THIS REGISTRATION STATEMENT.

CRESCENT POINT ENERGY CORP.

200,000 Common Shares

SHARE DIVIDEND PLAN

On May 9, 2014, Crescent Point Energy Corp. (hereinafter referred to as “we”, “us”, “Crescent Point” or the “Corporation”), established a Share Dividend Plan (the “Plan”) to provide a method for certain holders (the “Shareholders”) of our common shares (the “Shares”) to maximize their investment in us.

The Plan provides Shareholders who meet the eligibility requirements set forth herein (“Eligible Shareholders”) with the opportunity (but not the obligation) to receive Shares as payment of all or any portion of dividends declared payable by us on the outstanding Shares (“Dividends”) when the dividends are payable in either cash or Shares at the election of the Shareholder.  Dividends received in Shares will be issued from the Corporation’s treasury at an effective 5% discount to the Average Market Price (as defined herein) of the Shares on the applicable payment date. The Plan is subject to eligibility restrictions, applicable withholding taxes, prorating as provided herein, and other limitations on the availability of new Shares in certain events.

In order to participate in the Plan, an Eligible Shareholder must enroll in the Plan directly or through the broker, investment dealer, financial institution or other nominee who holds Shares on the Eligible Shareholder’s behalf. An Eligible Shareholder who is a participant in the Corporation’s Premium DividendTM and Dividend Reinvestment Plan (the “DRIP”) will not be automatically enrolled in the Plan and must take the steps outline under “Procedures to Confirm Acceptance of Share Dividends” herein, in order to enroll in the Plan.

Our Shares are listed and trade on the TSX and the NYSE under the symbol “CPG”. The closing prices for the Shares on the TSX and on the NYSE on July 8, 2015 were Cdn.$25.24 and U.S.$19.83, respectively.

The amount of actual future cash dividends, if any, paid on the Shares will be subject to the discretion of our board of directors and may vary depending on a variety of factors, including the prevailing economic and competitive environment, our results of operations, fluctuations in our working capital, the price of oil and gas, our taxability, our ability to raise capital and the amount of capital expenditures and other conditions existing from time to time. There can be no guarantee that we will maintain our dividend policy. See “Special Note Regarding Forward-Looking Statements” and “Risk Factors” on pages 2 and 4, respectively, in this prospectus.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 9, 2015.

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION	1
DOCUMENTS INCORPORATED BY REFERENCE	1
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES	2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	2
RISK FACTORS	4
THE COMPANY	4
USE OF PROCEEDS	4
THE PLAN	5
Definitions	5
Overview of the Plan	5
Payment of Share Dividends	6
Eligibility Requirements	6
Procedure to Confirm Acceptance of Share Dividends	7
Fractional Entitlements	8
Authority to Sell Dividend Shares	8
Authority to Amend or Cancel Authorization Form	8
Administration	8
Proration in Certain Events	8
Costs	8
Reporting and Entitlement to Share Certificates	9
Termination of Participation	9
Subdivisions	9
Shareholder Voting	9
Responsibilities of the Corporation and the Plan Agent	10
Amendment or Termination of the Plan	10
Withholding Taxes	10
Interpretation	10
Governing Law	10
Notices and Inquiries	11
INCOME TAX CONSIDERATIONS RELATING TO THE PLAN	12
Certain Canadian Federal Income Tax Considerations	12
Material United States Federal Income Tax Considerations	15
DESCRIPTION OF THE SHARES TO BE REGISTERED	19
EXPENSES	20
INDEMNIFICATION	20
LEGAL MATTERS	20
EXPERTS	20

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly financial information and material change reports and other material with the SEC and with the securities commission or similar regulatory authority in each of the provinces of Canada. Under the multi-jurisdictional disclosure system adopted by the United States, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. You may read and copy any document that we have filed with the SEC at the SEC’s public reference rooms in Washington, D.C. and Chicago, Illinois. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. You may read and download some of the documents we have filed with the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system at www.sec.gov. You may read and download any public document that we have filed with the securities commissions or similar authorities in each of the provinces of Canada at www.sedar.com.

This prospectus is part of a registration statement filed with the SEC on Form F-3 relating to our Plan, together with all amendments and exhibits, of which this prospectus is a part, under the Securities Act of 1933 (the “Securities Act”). This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the Shares to be issued pursuant to our Plan, you are encouraged to refer to the registration statement and the exhibits and schedules which are incorporated by reference therein.  Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan which is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed by us with the securities commissions or similar authorities in each of the provinces of Canada and with the SEC are specifically incorporated by reference into this prospectus:

1.
our Annual Report on Form 40-F for the year ended December 31, 2014, filed with the SEC on March 11, 2015 and as amended by our Form 40-F/A filed with the SEC on May 7, 2015 (the “Annual Report on Form 40-F”);

2.	our Current Reports on Form 6-K, furnished to the SEC on April 1, 2015;

3.	our Current Reports on Form 6-K, furnished to the SEC on May 7, 2015;

4.	our Current Reports on Form 6-K, furnished to the SEC on July 9, 2015; and

5.
the description of the Common Shares contained in our Registration Statement on Form 40-F filed with the SEC on January 10, 2014, including any amendment or reports updating or supplementing such description.

In addition, all subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Form 10-Q or Form 8-K, if any, that we file with the SEC pursuant to the Exchange Act prior to the termination of this offering, are hereby incorporated by reference into this prospectus. Also, we may incorporate by reference our future reports on Form 6-K subsequent to the date of this prospectus and prior to the termination of this offering by stating in those Forms that they are being incorporated by reference into this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein or in any other later filed document which also is incorporated by reference into this prospectus modifies or supersedes that statement. Any such statement so modified shall not be deemed, except as so modified, to constitute a part of this prospectus. Any such statement so superseded shall be deemed not to constitute a part of this prospectus.

Any person receiving a copy of this prospectus, including any beneficial owner, may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to our principal executive offices, Suite 2000, 585 – 8th Avenue S.W., Calgary, Alberta, Canada T2P 1G1, telephone number (403) 693-0020.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a corporation organized under, and governed by, the laws of the Province of Alberta, Canada. All of our directors and officers and most of the experts named in this prospectus are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets and our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for Shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for Shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of the directors and officers of the Corporation and experts under the U.S. federal securities laws. We have been advised by our Canadian counsel, Norton Rose Fulbright LLP, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

We have appointed CT Corporation System; 111 – 8th Avenue; New York, New York 10011, as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of Shares under this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, and in certain documents incorporated by reference into this prospectus, constitute forward-looking statements within the meaning of securities laws, including the “safe harbor” provisions of Canadian securities legislation and the United States Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on our beliefs and assumptions based on information available at the time the assumption was made. The use of any of the words “could”, “should”, “can”, “anticipate”, “expect”, “believe”, “will”, “may”, “projected”, “sustain”, “continues”, “strategy”, “potential”, “projects”, “grow”, “take advantage”, “estimate”, “well-positioned” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. We believe the expectations reflected in those forward-looking statements are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking statements should not be unduly relied upon.

These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. No assurance can be given that these expectations will prove to be correct and such forward-looking statements included in, or incorporated by reference into, this prospectus should not be unduly relied upon. These statements speak only as of the date of this prospectus or as of the date specified in the documents incorporated by reference into this prospectus, as the case may be. The forward-looking statements included in this prospectus and in certain documents incorporated by reference herein are expressly qualified by this cautionary statement. We do not undertake any obligation to publicly update or revise any forward-looking statements except as expressly required by applicable securities laws.

In particular, this prospectus contains forward-looking statements pertaining, among other things, to the following:
•	anticipated financial performance;
•	business prospects;
•	the performance characteristics of our oil and natural gas properties, including but not limited to oil and natural gas production levels;
•	capital expenditure programs and how it will be funded;
•	drilling programs;
•	the quantity of the oil and natural gas reserves;
•	projections of commodity prices and costs;
•	our future waterflood programs;
•	future downspacing;
•	expected decommissioning, abandonment, remediation and reclamation costs;
•	our tax horizon;
•	expected trends in environmental regulation;
•	payment of monthly dividends;
•	long-term objective to maintain a net debt to cash flow ratio of 1.0 times estimated future annual cash flows;
•	supply and demand for oil and natural gas;
•	expectations regarding the ability to raise capital and to continually add to reserves through acquisitions and development; and
•	treatment under governmental regulatory regimes.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to: financial risk of marketing reserves at an acceptable price given market conditions; volatility in market prices for oil and natural gas; delays in business operations, pipeline restrictions, blowouts; the risk of carrying out operations with minimal environmental impact; inability to secure adequate production transportation including sufficient crude-by-rail or other alternate transportation; industry conditions including changes in laws and regulations (including the adoption of new environmental laws and regulations) and changes in how they are interpreted and enforced; uncertainties associated with estimating oil and natural gas reserves; risks and uncertainties related to oil and gas interests and operations on tribal lands; economic risk of finding and producing reserves at a reasonable cost; uncertainties associated with partner plans and approvals; operational matters related to nonoperated properties; increased competition for, among other things, capital, acquisitions of reserves and undeveloped lands; competition for and availability of qualified personnel or management; incorrect assessments of the value of acquisitions and exploration and development programs; unexpected geological, technical, drilling, construction and processing problems; availability of insurance; fluctuations in foreign exchange and interest rates; stock market volatility; failure to realize the anticipated benefits of acquisitions; general economic, market and business conditions; uncertainties associated with regulatory approvals; uncertainty of government policy changes; uncertainties associated with credit facilities and counterparty credit risk; and changes in income tax laws, tax laws, crown royalty rates and incentive programs relating to the oil and gas industry. Statements relating to “reserves” and “resources” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions that the reserves and/or resources described can be profitably produced in the future. Further information regarding these factors may be found in our Annual Report on Form 40-F and the documents incorporated by reference therein,. Copies of our Canadian public filings are available on SEDAR at www.sedar.com. Our U.S. public filings, including our most recent annual report on Form 40-F as supplemented by our reports furnished to the SEC on Form 6-K, are available at www.sec.com and are incorporated by reference in this prospectus.

 We caution that the foregoing list of factors that may affect future results is not exhaustive. When relying on our forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

RISK FACTORS

Before you decide to participate in the Plan and invest in our Shares, you should be aware of certain material risks in making such an investment. You should consider carefully such risks together with all risk factors and information included or incorporated by reference in this prospectus, including the applicable risk factors set forth in our Annual Report on Form 40-F and the documents incorporated by reference therein, which have been incorporated by reference into this prospectus. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related To The Plan

You will not know the price of the Shares you are purchasing under the Plan at the time you elect to reinvest your dividends, or purchase additional Shares.

You will not know the price of the Shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested. The price of our Shares may fluctuate between the time you decide to purchase them under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

THE COMPANY

We are engaged in oil and gas exploration, development and production, with assets strategically focused in properties comprised of high quality, long life, operated, light and medium oil and natural gas reserves in Western Canada and the United States. In addition, we continually review and assess numerous corporate and asset acquisition opportunities as part of our ongoing acquisition program.

We strive to create sustainable, value-added growth in reserves, production and cash flow through the execution of management’s integrated strategy of acquiring, exploiting and developing high quality, long life, light and medium oil and natural gas properties.  We continually investigate and search out producing properties including those with large resource potential that we believe will result in meaningful reserve and production additions. We generally focus capital on higher-quality, longer-life reservoirs in proved growth areas that offer existing infrastructure, low cost drilling and multi-zone potential. Our goal is to acquire operational control of properties that we believe offer significant exploitation and development potential.

We develop our properties through a detailed technical analysis of information including reservoir characteristics, petroleum initially in place, recovery factors and the applicability of enhanced recovery techniques. Our goal is to increase reserves and production in a cost effective manner through a number of techniques, including drilling infill and step-out wells, fracture stimulation of horizontal wells, re-completing existing wells and implementing waterflood or pressure support schemes.

Our principal executive office is located at Suite 2000, 585 – 8th Avenue S.W., Calgary, Alberta, T2P 1G1, (403) 693-0020.

USE OF PROCEEDS

We have no basis for estimating precisely either the number of Shares that may be sold under the Plan or the prices at which such Shares may be issued. The amount of the proceeds that we may receive will depend on the market price of our Shares, the number of participants in the Plan and the amount of the monthly dividends that we pay (see “The Plan” below). We do not expect the amount of proceeds that we receive to be material. The net proceeds from the sale of our Shares will be principally used to increase working capital and for other general corporate purposes.

THE PLAN

The following is a summary of the material attributes of the Plan. The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete Plan that is filed as an exhibit to the registration statement of which this prospectus forms a part. Certain capitalized terms used in this summary have the meaning assigned to them in the Plan.

Definitions

“Authorization Form” means an enrollment and authorization form in a form to be approved by the Corporation and the Plan Agent in writing from time to time, which form may be downloaded from www.computershare.com or from the Corporation’s website at www.crescentpointenergy.com.

“Average Market Price”, in respect of a particular Dividend payment date, refers to the arithmetic average (calculated to four decimal places) of the daily volume weighted average trading prices of Shares on the TSX for the trading days on which at least one board lot of Shares is traded on the TSX during the period beginning on the later of the 21st business day preceding the applicable dividend payment date and the second business day following the record date applicable to that dividend payment date, and ending on the second business day preceding the dividend payment date, subject to such adjustments as the Corporation may, in its sole discretion, determine to be appropriate to account for (i) а change in the aggregate number of Shares outstanding into a greater or lesser number of Shares, (ii) a reclassification of the Shares, or (iii) a merger, reorganization or other transaction affecting the Shares.

“Board” refers to the Board of Directors of the Corporation.

“CDS” refers to CDS Clearing and Depository Services Inc., which acts as a nominee for certain Canadian brokers, investment dealers, financial institutions and other nominees, or its nominee, as applicable.

“CDS Participants” refers to brokers, investment dealers, financial institutions or other nominees in their capacity as participants in the CDS depository service who hold Shares registered in the name of CDS on behalf of eligible beneficial owners of Shares.

“DTC” refers to The Depository Trust & Clearing Corporation.

“Enrollment Form” refers to the enrollment form established by Crescent Point and the Plan Agent from time to time for the purpose of enrolling eligible registered holders of Shares (other than CDS) in the Plan.

“Nominee” refers to brokers, investment dealers, financial institutions or other nominees who hold Shares registered in their own names on behalf of eligible beneficial owners of Shares.

“Participants” refers to eligible registered holders of Shares who, on the applicable record date for a Dividend, are enrolled in the Plan (provided that a reference to Participants shall only refer to CDS to the extent CDS has enrolled in the Plan on behalf of eligible beneficial owners of Shares and to Nominees to the extent such Nominees have enrolled in the Plan on behalf of eligible beneficial owners of Shares).

“Participating Shareholder” means a Shareholder who participates in the Plan.

“Plan Agent” refers to Computershare Trust Company, or such other party as is appointed by Crescent Point from time to time to act as “Plan Agent” under the Plan.

“Share Certificate” means a share certificate representing Shares or, if the Corporation is enrolled in the Direct Registration System or another similar system providing for electronic registration in respect of the Shares, refers to a Direct Registration System advice or similar document evidencing the electronic registration of ownership of Shares.

Overview of the Plan

The Plan allows Shareholders to accumulate additional Shares issued from the Corporation’s treasury at an effective 5% discount to the market price of the Shares.

New Shares issued pursuant to the Plan will be issued directly by the Corporation to the Plan Agent on behalf of the Participants. Accordingly, no commissions, service charges or brokerage fees are payable by Participants in connection with the new Shares issued from treasury under the Plan. Beneficial owners of Shares who wish to participate in the Plan should consult their Nominee who holds their Shares to enquire as to what fees (if any) their Nominee may charge to enroll or participate in the Plan on their behalf.

Dividends in respect of Shares that are held under the Plan by the Plan Agent for the account of a Participant are automatically received as share dividends in accordance with the Plan. Please note, though, that new Shares received by CDS Participants will not be held under the Plan by the Plan Agent but will instead be credited to the accounts of such CDS Participants through CDS.

The Plan is subject to eligibility restrictions, applicable withholding taxes, prorating as provided herein, and other limitations on the availability of new Shares in certain events.

The adoption by the Corporation of the Plan should not be construed as a guarantee that future dividends will continue to be paid by the Corporation or as to the amount of future dividend payments. The Board routinely evaluates the Corporation’s dividend policy, and any decision to pay dividends on the Shares will be made by the Board on the basis of the relevant conditions existing at the applicable time.

Payment of Share Dividends

Where a Shareholder has validly elected to receive payment of dividends pursuant to the Plan, the Board will declare and pay dividends on the Shares through the issuance of additional Shares. To facilitate payment of such share dividends, the share terms also implement procedures for: (i) a Shareholder to elect to accept share dividends; (ii) determining the value and number of the Shares to be distributed by way of a share dividend; (iii) accounting for the entitlement of Shareholders to fractional Shares resulting from share dividends; (iv) authorizing the sale of Shares issued in respect of share dividends to satisfy tax withholding obligations or to comply with foreign laws or regulations applicable to a Shareholder, if required; and (v) payment of cash in respect of fractional Shares upon a person ceasing to be a registered shareholder.

When dividends are declared to be payable in either cash or Shares at the election of the Shareholders, dividends will be declared in an amount expressed in dollars per Share. For Shareholders who confirm that they are willing to receive dividend payments in Shares, they will be paid by way of the issuance of a fraction of a Share (“share dividend share”) per outstanding Share determined by dividing the dollar amount of the dividend per Share by 95% of the Average Market Price at the applicable dividend payment date. The result of the foregoing is that Shareholders who elect to receive share dividends will receive additional Shares at a 5% discount to the Average Market Price. The Board has the discretion to change the percentage discount to market price from time to time.

The share dividends will be paid by way of the issuance of a share dividend share only to registered Shareholders who have delivered to the Plan Agent, on or before a date specified by the Board (currently being the fourth business day prior to a dividend record date), an Authorization Form confirming that they will accept the share dividend share as payment of the dividend on all or a portion of their Shares entitled to receive the applicable dividend. Beneficial Shareholders who hold their Shares through a Nominee may participate in the Plan through such Nominee, subject to any restrictions, limitations or requirements imposed by the Nominee.

Shareholders who do not elect to receive share dividends will continue to receive cash dividends as declared by the Board. Therefore, if a registered Shareholder does not deliver an Authorization Form by the Authorization Form deadline, or delivers an Authorization Form confirming that the holder accepts the share dividend share as payment of the dividend on some but not all of the holder’s Shares, the dividend on Shares for which no Authorization Form was delivered, will be paid in cash in the usual manner. See “Procedure to Confirm Acceptance of Share Dividends” below for additional information.

To the extent that any accumulated share dividends paid on the Shares represent one or more whole Shares payable to a Participating Shareholder, such whole Shares will be registered in the name of such holder.

Eligibility Requirements

The Corporation and the Plan Agent reserve the right to deny participation in the Plan to any person or agent of any person who appears to be or who the Corporation or the Plan Agent has reason to believe is subject to the laws of any jurisdiction which do not permit participation in the Plan in the manner sought by such person.

The Corporation reserves the right to determine, from time to time, a minimum number of Shares that a Shareholder must hold in order to be eligible for, or continue to be enrolled in, the Plan. The Corporation also reserves the right to refuse participation to, or cancel participation of, any person who, in the opinion of the Corporation, is participating in the Plan, which the Corporation believes to be part of a scheme to avoid applicable legal requirements or otherwise engage in unlawful behavior.

The continuation of the Plan is subject to the discretion of the Corporation and the Corporation may suspend its operation at any time. In addition, the Corporation reserves the right to cap or limit enrollment in the Plan at any time.

Procedure to Confirm Acceptance of Share Dividends

Shareholders who are participants in DRIP will not be automatically enrolled in the Plan. Registered and beneficial Shareholders must take the steps outlined below in order to enroll in the share dividend program and elect to receive share dividends declared by the Corporation rather than receive dividends in the form of cash. If a Shareholder desires to receive dividends in the form of cash, no action is required to be taken by such Shareholder.

Registered Shareholders

Registered Shareholders that are willing to accept the payment of future dividends declared by the Board in the form of Shares pursuant to the Plan are required to complete and deliver to the Plan Agent an Authorization Form in a form prescribed by the Plan Agent at least four business days prior to the record date of a declared dividend. The Authorization Form will permit such Shareholders to confirm that they will accept the share dividend share as payment of the dividend on all or a stated number of their Shares entitled to receive such dividend. An Authorization Form will remain in effect for all dividends declared on the Shares to which it relates and which are held by the registered Shareholder, unless said shareholder delivers a revocation of the Authorization Form to the Plan Agent, in which case the Authorization Form will not be effective for any dividends having a record date that is more than four business days following receipt of the revocation notice by the Plan Agent. An Authorization Form or revocation of the Authorization Form may only be delivered to the Plan Agent in respect of Shares for which trades have settled prior to the applicable deadline for notice.

A copy of the Authorization Form may be obtained from the Plan Agent, Computershare Trust Company, at www.computershare.com or from the Corporation’s website at www.crescentpointenergy.com.

Notwithstanding the foregoing, CDS, DTC and other similar depositories, as registered Shareholders, may participate in the share dividend program and elect to receive share dividends on behalf of beneficial Shareholders who hold Shares through their brokers and the respective depository services by communicating appropriate election and enrollment instructions to the Plan Agent in accordance with standard and customary industry practices.

Beneficial Shareholders

Beneficial owners of Shares held through Nominees and which are registered in the name of depositories such as CDS in Canada and DTC in the United States, or another nominees, may not directly confirm their acceptance of share dividends in respect of those Shares with Computershare Trust Company, but must instead either: (i) make appropriate arrangements with the Nominee who holds their Shares to confirm acceptance of share dividends on their behalf, either as a nominee that delivers a completed and executed Authorization Form to the Plan Agent or, if applicable, as a CDS or DTC participant by providing the appropriate instructions to CDS or DTC, as applicable, within the timeframes required by such depositories; or (ii) transfer the Shares such that they are registered in their own name and then confirm acceptance of share dividends in respect of such Shares directly.

Beneficial owners of Shares should contact the Nominee who holds their Shares to provide instructions regarding their acceptance of share dividends and to inquire about any applicable deadlines that the nominee may impose or be subject to. By confirming their willingness to receive share dividends and enrolling in the share dividend program, a beneficial holder (or where such confirmation or enrollment is made by a nominee on behalf of a beneficial Shareholder, the applicable nominee) will be deemed to represent and warrant to us and the Plan Agent that the beneficial Shareholder has made such confirmation, election and enrollment prior to the record date for the relevant share dividend.

Fractional Entitlements

Computershare Trust Company will credit to an account for each Participating Shareholder all fractions of a Share amounting to less than one whole share issued by the Corporation to a Participating Shareholder by way of share dividends.
A Shareholder that ceases to be a registered holder of one or more Shares is entitled to receive payment in cash equal to the value of the fractional Share. The value of the fractional Share would be calculated by reference to the value assigned to the Shares for purposes of the last share dividend paid by the Corporation prior to the date of payment to the registered Shareholder.

Authority to Sell Share Dividend Shares

The Corporation has the right to sell, or require Computershare Trust Company to sell, all or any part of the share dividend shares, through the facilities of the TSX, NYSE or other stock exchange on which the Shares are listed for trading if: (i) the Corporation has reason to believe that tax should be withheld and remitted to a taxation authority in respect of any share dividend paid or payable to a Shareholder, in which case the Corporation would or would cause Computershare Trust Company to pay the sale proceeds to such taxation authority for the purposes of remitting the applicable tax, with any balance not remitted in payment of tax being payable to the Shareholder; or (ii) the Corporation has reason to believe that the payment of a share dividend in Shares to any holder thereof who is resident in or otherwise subject to the laws of a jurisdiction outside Canada might contravene the laws or regulations of such jurisdiction, or could subject the Corporation to any penalty or any legal or regulatory requirements not otherwise applicable to the Corporation, in which case the cash sale proceeds, less any required withholdings, would be delivered to the Shareholder.

Authority to Amend or Cancel Authorization Form

The Corporation will have the right to amend a Shareholder’s Authorization Form if the Corporation has reason to believe that tax should be withheld and remitted to a taxation authority in respect of any share dividend paid or payable to a Shareholder in Shares, in which case the Corporation may amend the Shareholder’s Authorization Form to provide that such Shareholder will receive cash dividends on that portion of the Shareholder’s Shares to fully satisfy any withholding tax obligations. Similarly, if the Corporation has reason to believe that the payment of a share dividend in Shares might contravene the laws or regulations of the jurisdiction of a Shareholder’s residence or to whose laws the Shareholder is subject, or could subject the Corporation to any penalty or any legal or regulatory requirements not otherwise applicable to the Corporation, the Corporation may cancel such shareholder’s Authorization Form. The Corporation will provide notice to the shareholder in the event the Corporation determines to amend or cancel such shareholder’s Authorization Form.

 Administration

Computershare Trust Company currently acts as Plan Agent under the Plan for and on behalf of Participants. If Computershare Trust Company ceases to act as Plan Agent for any reason, another qualified trust company will be designated by the Corporation to act as Plan Agent and Participants will be promptly notified of the change.

Proration in Certain Events

The Corporation will determine, no later than the business day following each Dividend record date, the amount of new equity, if any, that will be made available under the Plan on the Dividend payment date to which such record date relates. No assurances can be made that new Shares will be made available under the Plan on a regular basis, or at all.

If the Corporation is not able to accept all elections for the issuance of Shares under the Plan, then participation and issuances of Shares in the Plan on the applicable Dividend payment date will be prorated among all Participants in the Plan according to the number of their Shares participating in the Plan.

If the Corporation determines not to issue any equity through the Plan on a particular Dividend payment date, or to the extent that the availability of new Shares is prorated in accordance with the terms of the Plan, then Participants will receive (subject to any effective election to participate in the DRIP) from the Corporation the regular cash Dividends which they would otherwise be entitled to receive on such date and which are not reinvested as a result of such determination or proration.

Costs

No commissions, service charges or brokerage fees are payable by Participants in connection with the issuance of new Shares from treasury under the Plan. All administrative costs of the Plan will be paid by the Corporation.

Beneficial holders of Shares who wish to participate in the Plan should consult the Nominee who holds their Shares to confirm what fees (if any) such Nominee may charge to enroll or participate in the Plan on their behalf.

Reporting and Entitlement to Share Certificates

An account will be maintained by Computershare Trust Company for each Participating Shareholder. Each Participating Shareholder’s account will include information with respect to the number of whole and fractional Shares registered or held in the name of the Participating Shareholder on the record date for the share dividend, as well as the number of additional whole and fractional share dividend shares to which the Participating Shareholder has become entitled by reason of the share dividend. An unaudited statement regarding each Participating Shareholder’s account will be mailed on a monthly basis to each Participating Shareholder. Beneficial Shareholders will continue to receive reports with respect to their holdings of Shares and receipt of share dividends from the Nominee through whom their Shares are held. A certificate representing the number of whole share dividend shares registered in the name of a Participating Shareholder as a result of a share dividend will only be provided upon request in writing to Computershare Trust Company.

Termination of Participation

A Participant may voluntarily terminate participation in the Plan by delivering written notice to the Plan Agent (including, for this purpose, the “termination voucher” located on the reverse side of the Participant’s statement of account). A Share Certificate for the number of whole Shares held by the Plan Agent under the Plan for the account of such Participant will be issued to, and in the name of, such Participant, together with a cheque for the value of any remaining fraction of a Share held for the account of such Participant (based on the closing price of Shares on the TSX on the day prior to the date on which such notice is received by the Plan Agent). Any fraction of a Share held for the account of such Participant will be terminated in exchange for such payment.

Participation in the Plan will be terminated automatically following receipt by the Plan Agent of a written notice of the death of a Participant, with written instructions from a person acting in a representative or fiduciary capacity and satisfactory evidence of their authority to act. A Share Certificate representing the number of whole Shares held by the Plan Agent under the Plan for the account of such deceased Participant will be issued in the name of such deceased Participant or the deceased Participant’s estate, as requested, together with a cheque for the value of any remaining fraction of a Share held for the account of such deceased Participant (based on the closing price of Shares on the TSX on the day prior to the date on which such notice is received by the Plan Agent). Such Share Certificate and cheque, if any, will be sent to the representative of the deceased Participant. Any fraction of a Share held for the account of such deceased Participant will be cancelled in exchange for such cash payment. A notice of termination or a notice of a Participant’s death will take effect upon receipt of such notice by the Plan Agent provided such notice is received by the Plan Agent no later than four business days immediately preceding a Dividend record date. If a notice of termination, or notice of a Participant’s death, is received by the Plan Agent from a Participant after such date then the Participant’s account will not be closed, and participation in the Plan will not be terminated, until after the Dividend payment date to which such record date relates.

Beneficial owners of Shares who are enrolled in the Plan through a Nominee and who wish to terminate their participation in the Plan must so advise their Nominee.

Subdivisions

If Shares are distributed pursuant to a subdivision of Shares, the additional Shares received by the Plan Agent in respect of Shares held under the Plan for the account of Participants will be credited by the Plan Agent proportionately to the accounts of such Participants.

Shareholder Voting

Whole Shares held under the Plan by the Plan Agent for a Participant’s account on the record date for a vote of Shareholders will be voted in accordance with the instructions of the Participant given on a form to be furnished to the Participant. Shares for which voting instructions are not received will not be voted.

Responsibilities of the Corporation and the Plan Agent

Neither the Corporation nor the Plan Agent will be liable to any registered or beneficial Shareholder for any act or for any omission to act in connection with the operation of the Plan including, without limitation, any claims or liability:

(a)	arising out of the failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death;

(b)	with respect to decisions by the Corporation to issue share dividends through the Plan on any given Dividend payment date, or the amount of equity raised (if any);

(c)	arising out of a prorating, for any reason, of the amount of equity available under the Plan in the circumstances described herein or otherwise; and;

(d)	with respect to capping or limiting enrollment in the Plan;

Neither Crescent Point nor the Plan Agent can assure a Participant (or any beneficial owner of Shares for which a Participant may be acting) a profit, or protect a Participant (or any such beneficial owner, as applicable) against loss, on Shares purchased under the Plan.

The Plan Agent retains the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Plan Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist law, regulation or policy or any other law, regulation or policy to which the Plan Agent is now or hereafter becomes subject.

Amendment or Termination of the Plan

The Corporation reserves the right to amend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of Shareholders. In the event that the Corporation amends the Plan, no written notice of any such amendment will be sent to Participants unless the interests of Participants are, in the opinion of the Corporation, materially prejudiced as a result of such amendment. Generally, no notice will be given to Participants regarding any amendments to the Plan intended to cure, correct or rectify any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions. Where required, amendments to the Plan will be subject to the prior approval of the TSX.

In the event that the Corporation terminates the Plan, all Participants will be sent written notice of such termination and the Plan Agent will send to the Participants Share Certificates for whole Shares held for Participants’ accounts under the Plan and cheques for the value of any remaining fractions of Shares in such Participants’ accounts (based on the closing price of Shares on the TSX on the day prior to the date on which the Plan is terminated) for the account of such Participants prior to such termination but not invested in Shares. In the event that the Corporation terminates the Plan, no investment will be made by the Plan Agent on the Dividend payment date immediately following the effective date of such termination, and any Dividends paid after the effective date of such termination that would, but for the termination, be reinvested under the Plan, will be remitted to the Participants.

Withholding Taxes

The Plan is subject to any withholding obligations that Crescent Point may have with respect to taxes or other charges under applicable laws, and any amounts to be reinvested pursuant to the Plan shall be net of any amounts required to be withheld.

Interpretation

Any issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation.

Governing Law

The Plan shall be governed by, and administered and construed in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable therein.

Notices and Inquiries

All notices or other documents required to be given to Participants under the Plan, including Share Certificates for Shares and cheques, shall be mailed to Participants who are registered holders of Shares at their addresses as shown in the register of Shareholders maintained by the registrar and transfer agent of the Corporation or to Participants which are CDS Participants at their address as shown in the accounts or other records maintained by the Plan Agent in respect of CDS Participants.

Questions relating to the Plan should be directed to the Plan Agent.

Notices to the Plan Agent or correspondence regarding the Plan shall be sent to:
Computershare Trust Company
100 University Ave, 8th Floor,
Toronto Ontario
M5J 2Y1
Attention: Dividend Reinvestment Department
Toll-Free Tel: 1-800-564-6253

To download forms or to enroll in the Plan online see:
www.computershare.com/investorcentrecanada

Notices to the Corporation shall be sent to:
Crescent Point Energy Corp.
Suite 2000, 585 – 8th Avenue S.W.
Calgary, Alberta, T2P 1G1
Attention: Investor Relations

Toll free IR: 1 (855) 767-6923
IR Hotline: (403) 767-6959
Fax: (403) 693-0070
Email: ir@crescentpointenergy.com

Effective Date

The effective date of the Plan is May 9, 2014.

INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

The following summary of tax consequences is of a general nature only and is not intended to be legal or tax advice to any particular participant. It is the responsibility of participants in the Plan to consult their own tax advisors with respect to the tax consequences of participation in the Plan in their respective country of residence.

Certain Canadian Federal Income Tax Considerations

The following is a summary of principal Canadian federal income tax considerations generally applicable to Shareholders who participate in the Plan. This summary is of a general nature only, is not exhaustive of all possible tax considerations and is not intended to be legal or tax advice to any particular Shareholder.

This summary is provided by and on behalf of the Corporation and not the Plan Agent. Shareholders are urged to consult their own tax advisors as to their particular circumstances and tax position.

This is a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the “Tax Act”) to Shareholders who: (i) for purposes of the Tax Act, deal at arm’s length and are not affiliated with the Corporation; (ii) hold their Shares as capital property; and (iii) are Participating Shareholders (a “Holder”). Shares will generally be considered capital property to a Holder unless the Holder holds the Shares in the course of carrying on a business of buying and selling securities or acquired the Shares in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act, the regulations thereunder, and the Corporation’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency publicly available as of the date hereof. This summary also takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that the Proposed Amendments will be enacted substantially as proposed. However, no assurance can be given that the Proposed Amendments will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative practice, whether by legislative, regulatory or judicial action or interpretation, nor does it take into account provincial, territorial or foreign income tax considerations. Participating Shareholders who are subject to income tax in any foreign jurisdiction (including the United States) should consult their own tax advisors for advice with respect to the tax consequences of participation in the Plan based on their particular circumstances.

This summary is not applicable to a Holder: (i) that is a “specified financial institution” (as defined in the Tax Act); (ii) that is a “financial institution’’ (as defined in the Tax Act) for purposes of the “mark-to-market rules”; (iii) an interest in which is a “tax shelter investment” for the purposes of the Tax Act; (iv) whose functional currency for purposes of the Tax Act is the currency of a country other than Canada; (v) that is exempt from tax under Part I of the Tax Act; or (vi) that has entered into, or will enter into, with respect to the Shares, a “derivative forward agreement” within the meaning of the Tax Act. Such Holders should consult their own tax advisors having regard to their particular circumstances.

As discussed below, the receipt of share dividends will have Canadian income tax consequences that are different from the Canadian income tax consequences applicable to the receipt of cash dividends. There is no assurance that the Canada Revenue Agency or other applicable taxation authorities will not disagree with or challenge the description below of the tax treatment to a Holder who receives share dividends pursuant to the Plan.

This summary is not exhaustive of all possible income tax considerations applicable to participation in the Plan or of the holding of Shares. Accordingly, this summary is of a general nature only and is not intended to be legal or tax advice to any Holder.

Residents of Canada

The following portion of this summary is applicable to a Holder who, for the purposes of the Tax Act and any applicable tax treaty or convention and at all relevant times, is resident or deemed to be resident in Canada (a “Canadian Holder”). Certain Canadian Holders to whom the Shares would not otherwise constitute capital property may elect, in certain circumstances, to have the Shares, and every “Canadian security” (as defined in the Tax Act) owned by such person in the taxation year of the election and in all subsequent taxation years, deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Persons considering making such election should first consult their own tax advisors.

Taxation of Cash Dividends

Canadian Holders may elect to receive dividends on all or a stated number of their Shares in the form of share dividends. Canadian Holders who elect to receive only a portion of their dividends as share dividends will receive the balance of the dividends to which they are entitled as cash dividends. In addition, where the Board does not resolve to pay all or a portion of a declared dividend in the form of a share dividend, Canadian Holders will receive cash dividends.

The amount of any cash dividends will be included in computing a Canadian Holder’s income for purposes of the Tax Act in the taxation year of the Canadian Holder in which the cash dividend is received. The amount of such cash dividends received by a Canadian Holder who is an individual will be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to taxable dividends paid by taxable Canadian corporations. To the extent that the Corporation designates the dividends as “eligible dividends” within the meaning of the Tax Act in the prescribed manner, the amount of such dividends received as cash dividends will be eligible for the enhanced gross-up and dividend tax credit. As of the date hereof, the Corporation has provided notice on its website at www.crescentpointenergy.com that all dividends shall be designated as eligible dividends until further notice.

Cash dividends received by an individual (other than certain specified trusts) may give rise to a liability for minimum tax as calculated under the detailed rules set out in the Tax Act.

The amount of any cash dividends received by a Canadian Holder that is a corporation will normally be deductible in computing such corporation’s taxable income. If a Canadian Holder is a “private corporation’’ (as defined in the Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals, the Canadian Holder may be liable under Part IV of the Tax Act to pay a refundable tax of 33 ⅓% on the amount of such cash dividends to the extent that such cash dividends are deductible in computing the Canadian Holder’s taxable income.

Taxation of Share Dividends

Provided the Board has resolved to pay all or a portion of a declared dividend in the form of a share dividend, Canadian Holders who have delivered a valid Authorization Form will generally receive all or a portion of their dividends as share dividends.

For the purposes of computing a Canadian Holder’s income for purposes of the Tax Act, the amount of a dividend paid in the form of a share dividend is the amount by which the “paid-up capital” (as defined in the Tax Act) of the entire class of Shares is increased as a result of the issuance of the share dividend Shares. Generally, the increase in the paid-up capital of the Shares will be equal to the increase in the stated capital of those shares for corporate law purposes.

Under the Business Corporations Act (Alberta), the corporate statute governing the Corporation, the Board is permitted to add any amount (up to the fair market value of the shares issued) to the stated capital of the Shares when additional Shares are issued in payment of a share dividend. The Canadian Holder’s pro rata share of the amount of the aggregate increase in the paid-up capital of the Shares issued pursuant to a share dividend will be included in computing such Canadian Holder’s income for purposes of the Tax Act and will be taxed in the same manner as a cash dividend, as described under the heading “Residents of Canada—Taxation of Cash Dividends” above.

It is anticipated that the Board will add only a nominal amount to the stated capital of the Shares on each occasion that a share dividend is declared. Therefore, it is expected that where a Canadian Holder receives share dividend Shares as payment of a share dividend, the amount of the taxable dividend for the purposes of computing a Canadian Holder’s income under the Tax Act will be nominal. It is expected that Canadian Holders will have no material amounts to include in computing their income for the purposes of the Tax Act as a result of receiving Shares in payment of a share dividend. However, as discussed below under the heading “Disposition of Shares”, the receipt of share dividend Shares may increase a capital gain (or decrease a capital loss) recognized by a Canadian Holder on a subsequent disposition of Shares.

The cost to a Canadian Holder of a Share received as payment of a share dividend will be equal to such Share’s pro rata portion of the aggregate increase in the paid-up capital of Shares which as discussed above, is expected to be nominal. This nominal cost to a Canadian Holder of a Share received as a share dividend generally will be averaged with the adjusted cost base of all other Shares held at the time by such Canadian Holder as capital property for the purposes of determining the adjusted cost base of each such Share to the Canadian Holder.

Disposition of Shares

Upon a disposition or a deemed disposition of a Share (other than in a tax deferred transaction or a disposition to the Corporation that is not a sale in the open market in the manner in which Shares would normally be purchased by a member of the public in the open market), a Canadian Holder generally will recognize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Share to the Canadian Holder.

Since the cost to a Canadian Holder of a Share received as a share dividend is expected to be nominal (as discussed in the section immediately above), the effect of receiving Shares as share dividends will be to lower a Canadian Holder’s adjusted cost base for each Share owned. This may, therefore, increase a capital gain (or decrease a capital loss) recognized on a subsequent disposition of Shares by a Canadian Holder.

One half of any such capital gain (a “taxable capital gain”) recognized by a Canadian Holder will be required to be included in computing the Canadian Holder’s income, and one half of any such capital loss (an “allowable capital loss”) recognized by a Canadian Holder may generally be deducted against taxable capital gains recognized by the Canadian Holder in the year of disposition. Allowable capital losses not deductible in the taxation year in which they are recognized may ordinarily be deducted by the Canadian Holder against taxable capital gains recognized in any of the three preceding taxation years or any subsequent taxation year, subject to the detailed rules contained in the Tax Act in this regard. Capital gains recognized by an individual (other than certain specified trusts) may be subject to minimum tax.

If the Canadian Holder is a corporation, the amount of any capital loss otherwise recognized on the disposition or deemed disposition of a Share by the Canadian Holder may be reduced by the amount of dividends received or deemed to have been received by the Canadian Holder on such Share to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or beneficiary of a trust that owns Shares, or where a partnership or trust of which a corporate Holder is a member or beneficiary is itself a member of a partnership or a beneficiary of a trust that owns Shares.

If the Canadian Holder is a “Canadian-controlled private corporation” (as defined in the Tax Act), the Canadian Holder may also be liable to pay a 6 ⅔% refundable tax on certain investment income, including taxable capital gains.

Non-Residents of Canada

The following section summarizes the principal Canadian federal income tax considerations generally applicable to a Holder if: (i) at all relevant times, for purposes of the Tax Act and any applicable tax treaty or convention, the Holder is not resident and is not deemed to be resident in Canada; (ii) the Participating Shareholder does not use or hold (and will not use or hold) and is not deemed to use or hold the Shares in, or in the course of, carrying on a business in Canada and does not carry on an insurance business in Canada and elsewhere; and (iii) the Holder’s Shares do not constitute “taxable Canadian property’’ for purposes of the Tax Act (a “Non-Resident Holder”).

Provided that the Shares are listed on a “designated stock exchange” for purposes of the Tax Act (which currently includes the TSX and the NYSE), a Share will not be taxable Canadian property to a Non-Resident Holder unless, at any time during the 60-month period that ends at the time of the disposition or deemed disposition of the Share: (i) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length (within the meaning of the Tax Act), partnerships in which the Non-Resident Holder or a person with whom the Non-Resident Holder did not deal at arm’s length held a membership interest directly or indirectly through one or more partnerships, or any combination thereof, owned 25% or more of the issued shares of any class or series of the capital stock of the Corporation; and (ii) more than 50% of the fair market value of the Share was derived directly or indirectly from one or any combination of (a) real or immovable property situated in Canada, (b) ‘‘Canadian resource properties’’ (as defined in the Tax Act), (c) “timber resource properties” (as defined in the Tax Act), or (d) options in respect of, or interests in, or, for civil law, rights in, any of the foregoing property, whether or not the property exists.  Notwithstanding the foregoing, a Share may be deemed to be taxable Canadian property to a Non-Resident Holder in certain other circumstances specified in the Tax Act.

Taxation of Cash Dividends

Non-Resident Holders may elect to receive dividends on all or a stated number of their Shares in the form of share dividends. Non-Resident Holders who elect to receive only a portion of their dividends as share dividends will receive the balance of the dividends to which they are entitled as cash dividends. In addition, there are a number of circumstances where a Non-Resident Holder who has elected to receive dividends as share dividends may receive cash in place of some or all of such Shares, such as: (i) where the Board does not resolve to pay all or a portion of a declared dividend in the form of a share dividend, Non-Resident Holders (including Non-Resident Holders that have delivered a valid Authorization Form); (ii) where the Corporation is of the view that tax should be withheld, or (iii) where the Corporation has reason to believe that the payment of a share dividend might contravene the law or regulations of the jurisdiction of a Non-Resident Holder’s residence.

Dividends paid or credited or deemed under the Tax Act to be paid or credited to a Non-Resident Holder generally will be subject to Canadian withholding tax at the rate of 25%, subject to any applicable reduction in the rate of such withholding under an income tax treaty between Canada and the country where the Non-Resident Holder is resident. For example, under the Canada-United States Income Tax Convention (1980) (the “Treaty”), the withholding tax rate in respect of a cash dividend paid to a person who is the beneficial owner of the cash dividend and is resident in the United States for purposes of, and entitled to full benefits under, the Treaty, is generally reduced to 15%.

Taxation of Share Dividends

Provided the Board has resolved to pay all or a portion of a declared dividend in the form of a share dividend, Non-Resident Holders who have delivered a valid Authorization Form will generally receive all or a portion of their dividends as share dividends.

For the purposes of computing the Canadian withholding tax applicable to a share dividend received by a Non-Resident Holder, the amount of a share dividend is determined in the same manner as the determination of the amount of a share dividend for the purposes of computing the income of a Canadian Holder. The Non-Resident Holder’s pro rata share of the amount of the increase in the paid-up capital of the Shares as a result of payment of share dividend (which, as noted above, is expected to be nominal) will be subject to Canadian withholding tax in the same manner as a cash dividend, as described under the heading “Non-Residents of Canada—Taxation of Cash Dividends” above.

It is anticipated that the Board will add only a nominal amount to the stated capital of the Shares when Shares are issued as payment of a share dividend. Therefore, it is expected that where a dividend is paid to a Non-Resident Holder in the form of a share dividend, the amount of such share dividend for the purposes of computing the Canadian withholding tax applicable to a share dividend received by such Non-Resident Holder will be nominal. As a result, it is expected that share dividends paid to Non-Resident Holders will not be subject to any material amounts of Canadian withholding tax.

Disposition of Shares

A Non-Resident Holder will generally not be subject to tax under the Tax Act in respect of any capital gain recognized on the disposition of Shares so long as the Shares are not “taxable Canadian Property” in the hands of such Non-Resident Holder. Non-Resident Holders to whom (any of) the Shares are “taxable Canadian property” should consult their own tax advisors.

Non-Resident Holders should consult with their own tax advisors to determine whether a disposition of Shares will be subject to tax in their jurisdiction of residence.

Material United States Federal Income Tax Considerations

This section is a summary of certain material U.S. federal income tax consequences that may be applicable to a U.S. Shareholder (as defined below) that (i) participates in the Plan by delivering a valid Authorization Form to Computershare Trust Company, at least four business days prior to the record date of a declared dividend, electing to receive all or a portion of any dividends declared by the Corporation on the Shares in the form of additional Shares issued by the Corporation from treasury (a “U.S. Shareholder”), and (ii) who holds Shares as a “capital asset” within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). As used in this section, the term “U.S. Participant” means a beneficial owner of a Share that, for U.S. federal income tax purposes, is: (a) an individual citizen or resident of the United States; (b) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state of the United States or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust, provided that: (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of that trust, or (2) the trust has made a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This summary is based on the Code, U.S. Treasury Regulations thereunder, the Treaty, judicial decisions and administrative pronouncements, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations, which could affect the tax consequences described herein. This summary does not discuss all aspects of U.S. federal income taxation that may be applicable to a U.S. Participant, nor does it address any aspects of foreign, state or local taxation. Except as specifically set forth herein, this summary does not discuss applicable tax reporting requirements. Furthermore, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. Participant in light of such participant’s particular circumstances, nor to U.S. Participants subject to special rules, including financial institutions, insurance companies, tax-exempt organizations, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes, “controlled foreign corporations”, “passive foreign investment companies”, brokers or dealers in securities or currencies, persons that own, have owned or will own, actually or constructively, 10% or more of the Shares, persons who acquired their Shares through the exercise or cancellation of employee stock options or otherwise as compensation, U.S. Participants whose functional currency is not the U.S. dollar, former U.S. citizens or long-term residents, persons deemed to sell Shares under the constructive sale provisions of the Code, and persons that hold Shares as part of a straddle, hedge, conversion transaction, or an integrated investment. No rulings from the U.S. Internal Revenue Service (the “IRS”) have been or will be sought with respect to the matters described herein, and consequently, there can be no assurance that the IRS will take a similar view as to any of the tax consequences described in this summary.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any U.S. Participant or any holder or prospective holder of Shares and no opinion or representation with respect to the U.S. federal income tax consequences to any U.S. Participant or any holder or prospective holder is made. U.S. Shareholder and holders of Shares are urged to consult their own tax advisors with respect to the U.S. federal, state and local tax consequences, the non-U.S. tax consequences and the non-tax consequences of participation in the Share Dividend Program and the acquisition, ownership and disposition of Shares.

Amount Includable in Income

Subject to the discussion below regarding “Passive Foreign Investment Company Status,” for U.S. federal income tax purposes, a U.S. Participant will generally be treated as receiving a distribution in an amount equal to the sum of (i) the amount of cash received, (ii) the fair market value as of the dividend payment date of Shares received pursuant to the Share Dividend Program and (iii) any Canadian taxes withheld with respect to the distribution.

The distribution will be includible in income by a U.S. Participant as dividend income to the extent such distribution is paid out of the current or accumulated earnings and profits of the Corporation as determined under U.S. federal income tax principles. Any portion of the distribution in excess of the Corporation’s current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of a U.S. Participant’s adjusted tax basis in its Shares and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of Shares). To the extent that such distribution exceeds the U.S. Participant’s adjusted tax basis, the excess will be treated as gain from the sale or exchange of its Shares, which will be treated as long-term capital gain if such U.S. Participant’s holding period in its Shares exceeds one year as of the date of the distribution and otherwise will be short-term capital gain.

Any such dividend generally may qualify for the reduced U.S. federal income tax rates applicable to “qualified dividend income” (currently at 20%) if (a) the Corporation is eligible for the benefits of the Treaty, or the Shares are readily tradable on an established securities market in the United States, (b) the Corporation is not a PFIC (as defined below) for the taxable year in which the dividend is paid or the preceding year, as discussed below, (c) the U.S. Participant is an individual, estate, or trust that satisfies certain holding period requirements with respect to the Shares, and (d) the U.S. Participant does not treat the dividend as “investment income” for purposes of the investment interest deduction rules. These dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporate shareholders on dividends received from a domestic corporation.

A U.S. Participant’s tax basis for Shares received pursuant to the Share Dividend Program will equal the fair market value of the Shares on the dividend payment date. A U.S. Participant’s holding period for the Shares will begin on the day after the dividend payment date.

A U.S. Participant will not realize any taxable income upon the receipt of certificates for whole shares that were credited to the U.S. Participant’s account upon withdrawal from or termination of the Share Dividend Program. A U.S. Participant will generally recognize gain or loss upon the sale or exchange of Shares and upon receipt of cash payments for fractional shares credited to such U.S. Participant’s account upon withdrawal from or termination of the Share Dividend Program. The amount of such gain or loss will be equal to the difference (if any) between the U.S. dollar value of the amount realized for Shares or fraction thereof and the U.S. Participant’s adjusted tax basis in the Shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Participant’s holding period for the Shares is more than one year at the time of the sale or exchange. Capital gains of non-corporate taxpayers on assets held for more than one year are generally subject to preferential rates (currently at 20% for taxpayers in the highest margin tax bracket). The deductibility of capital losses is subject to limitations. Any such gain or loss recognized by a U.S. Participant will generally be treated as U.S. source gain or loss for foreign tax credit limitation purposes, except as otherwise provided in the Treaty and if an election is properly made under the Code.

Passive Foreign Investment Company Status

As stated above, the U.S. federal income tax consequences for a U.S. Participant will depend to a significant extent on whether the Corporation is a passive foreign investment company (“PFIC”) at any time during the U.S. Participant’s holding period of Shares.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be a PFIC for any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries, either (1) at least 75% of its gross income is passive income or (2) at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

The Corporation believes that it was not a PFIC in 2014, and based on its current and projected assets and operations, it is not expected to be a PFIC for 2015 or for the foreseeable future. However, PFIC status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question and is determined annually. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there is no assurance that the Corporation will not become a PFIC for any taxable year during which a U.S. Participant holds Shares. If the Corporation were classified as a PFIC for any year during which a U.S. Participant owns Shares (regardless of whether the Corporation continues to be a PFIC), the U.S. Participant would be subject to special adverse rules, including taxation at maximum ordinary income rates plus an interest charge on both gains on sale of shares and certain dividends. Subject to applicable limitations, certain elections may be available to a U.S. Participant if the Corporation were classified as a PFIC.

U.S. Participants should consult their own tax advisors regarding our possible classification as a PFIC and the consequences if that classification were to occur.

Foreign Currency Gains

Taxable dividends with respect to our Shares that are paid in Canadian dollars will be included in the gross income of a U.S. Participant as translated into U.S. dollars calculated by reference to the exchange rate in effect on the day the dividend is received by the participant regardless of whether the Canadian dollars are converted into U.S. dollars at that time. A U.S. Participant who receives a payment in Canadian dollars and converts Canadian dollars into U.S. dollars at a conversion rate other than the rate in effect on the day of the distribution will have a foreign currency exchange gain or loss that would be treated as U.S. source ordinary income or loss. U.S. Participants are urged to consult their own tax advisors concerning the U.S. tax consequences of acquiring, holding and disposing of Canadian dollars.

In the case of a cash basis U.S. Participant who receives Canadian dollars, or another foreign currency, in connection with a sale, exchange or other disposition of our Shares, the amount realized will be based on the U.S. dollar value of the foreign currency received with respect to the Shares as determined on the settlement date of the sale or exchange. An accrual basis U.S. Participant may elect the same treatment required of cash basis taxpayers with respect to a sale or exchange of Shares, provided that the election is applied consistently from year to year. This election may not be changed without the consent of the IRS. If an accrual basis U.S. Participant does not elect to be treated as a cash basis taxpayer, that U.S. Participant may have a foreign currency gain or loss for U.S. federal income tax purposes because of differences between the U.S. dollar value of the currency received prevailing on the date of the sale or exchange of the Shares and the date of payment. This currency gain or loss would be treated as ordinary income or loss and would be in addition to gain or loss, if any, recognized by that U.S. Participant on the sale, exchange or other disposition of the Shares.

Foreign Tax Credits

Any Canadian tax withheld with respect to distributions on, or proceeds from disposition of, Shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. Participant’s U.S. federal income tax liability, or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed with respect to Shares will be foreign-source income and will be “passive category income” or “general category income” for purposes of computing the foreign tax credit allowable to a U.S. Participant, and gain recognized on the sale of Shares will generally be treated as U.S. source for such purposes, except as otherwise provided in the Treaty and if an election is properly made under the Code. Each U.S. Participant should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

Additional Tax on Passive Income

U.S. Participants that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on certain classes of passive income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, the Shares, subject to certain limitations and exceptions.

United States Information Reporting and Backup Withholding

Under U.S. federal income tax law certain categories of U.S. Participants must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on U.S. Participants that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person. U. S. Participants may be subject to these reporting requirements unless their Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Participants should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Under some circumstances, a U.S. Participant may be subject to U.S. information reporting and backup withholding tax on distributions paid on Shares or gains from the disposition of Shares. Information reporting and backup withholding will not apply, however, to a U.S. Participant that is a corporation or is otherwise exempt from information reporting and backup withholding and, when required, demonstrates this fact. Backup withholding also will not apply to a U.S. Participant that furnishes a correct taxpayer identification number and certifies on an IRS Form W-9 or successor form, under penalty of perjury, that it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Participant that fails to provide the correct taxpayer identification number on an IRS Form W-9 or successor form may be subject to penalties imposed by the IRS. Backup withholding, currently at a 28% rate, is not an additional tax, and any amount withheld under these rules will be allowed as a refund or credit against a U.S. Participant’s U.S. federal income tax liability if the required information is timely furnished to the IRS.

DESCRIPTION OF THE SHARES TO BE REGISTERED

The Shares to be offered by this prospectus will be offered to our Shareholders pursuant to participation in the Plan. The Shares are currently listed on the NYSE and the TSX under the symbol “CPG”.

We are authorized to issue an unlimited number of Shares.

Each Common Share entitles its holder to receive notice of and to attend all meetings of the Shareholders of the Corporation and to one vote at such meetings. The holders of Common Shares are, at the discretion of the board of directors of the
Corporation and subject to applicable legal restrictions, entitled to receive any dividends declared by the board of directors.
The holders of Common Shares are entitled to share equally in any distribution of the assets of the Corporation upon the liquidation, dissolution, bankruptcy or winding up of the Corporation or other distribution of its assets among its Shareholders for the purpose of winding up its affairs. Such participation is subject to the rights, privileges, restrictions and conditions attaching to any other shares having priority over the Common Shares.

The following tables set forth price range and trading volume of the Common Shares as reported by the TSX and NYSE for the periods indicated.

	NYSE
	(U.S.$)	(U.S.$)
Period	High	Low	Volume (000’s)
January 22-31, 2014	38.36	34.18	461
February 2014	35.92	33.72	956
March 2014	36.79	34.81	245
April 2014	40.94	36.49	346
May 2014	41.35	38.88	309
June 2014	44.78	40.27	503
July 2014	44.72	40.02	531
August 2014	41.49	39.18	446
September 2014	41.44	35.25	624
October 2014	36.46	29.85	1,212
November 2014	33.25	25.77	895
December 2014	26.70	18.39	2,427
January 2015	25.53	21.06	2,359
February 2015	27.30	23.96	2,271
March 2015	24.74	20.81	2,391
April 2015	26.97	22.33	1,843
May 2015	26.51	22.25	2,666
June 2015	23.03	20.44	3,612

	TSX
	($)	($)
Period	High	Low	Volume (000’s)
January 2014	41.14	37.85	24,709
February 2014	39.59	37.32	20,533
March 2014	40.75	38.60	25,612
April 2014	44.79	40.16	29,605
May 2014	44.99	42.36	22,322
June 2014	48.68	44.02	25,955
July 2014	47.46	43.05	21,713
August 2014	45.04	42.75	18,744
September 2014	45.00	39.10	39,043
October 2014	40.66	33.57	42,531
November 2014	37.39	29.43	37,572
December 2014	30.33	21.20	78,772
January 2015	31.66	24.68	57,388
February 2015	33.85	30.16	44,325
March 2015	30.95	26.57	43,097
April 2015	33.15	28.22	29,579
May 2015	32.02	27.85	39,591
June 2015	28.53	25.41	41,134

EXPENSES

The expenses in connection with the issuance and distribution of the Common Shares being offered are as follows:

Securities and Exchange Commission Registration Fee	U.S. $467.36
Legal Fees and Expenses*	U.S. $25,000
Stock Exchange Listing Fees	U.S. $7,500
Blue Sky Fees and Expenses	U.S. $0
Auditor Fees and Expenses*	U.S. $15,000
Other	U.S. $0
Total	U.S. $47,967.36

*Estimated

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the applicable provisions of the Business Corporations Act (Alberta) (the “ABCA”) or our bylaws, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the Shares being offered by this prospectus has been passed upon for us by Norton Rose Fulbright LLP, Calgary, Alberta. Norton Rose Fulbright LLP has, in addition, reviewed the statements made herein as to matters of Canadian tax law and as to the enforceability in Canada of liabilities under the federal securities laws of the United States. The statements made in this prospectus as to matters of United States tax law have been reviewed for us by Carter Ledyard & Milburn LLP.

EXPERTS

The annual financial statements have been incorporated by reference herein in reliance upon the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, which reports are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain information relating to our reserves incorporated by reference into this prospectus has been calculated by us and audited and opined on, as at December 31, 2014, by each of GLJ Petroleum Consultants Ltd. (“GLJ”) and Sproule Associates Limited (“Sproule”), each independent petroleum engineering consultants retained by us, and has been so included in reliance on the opinion and reports of GLJ and Sproule, respectively, given upon the authority of said firms as experts in reserve engineering.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Section 124 of the ABCA provides as follows:

124(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a) the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

(2) A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfills the conditions set out in subsection (1)(a) and (b).

(3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a) was substantially successful on the merits in the person’s defence of the action or proceeding,

(b) fulfills the conditions set out in subsection (1)(a) and (b), and

(c) is fairly and reasonably entitled to indemnity.

(3.1) A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.

(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

 (a) in the person’s capacity as a director or officer of the corporation, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b) in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under section and the Court may so order and make any further order it thinks fit.

(6) On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

Sections 6, 8 and 9 of our By-Laws contain the following provisions with respect to the protection and indemnification of our directors and officers:

6.           Indemnification of directors and officers - The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives to the extent permitted by the Business Corporations Act.

8.           Right of indemnity not exclusive - The provisions for indemnification contained in the by-laws of the Corporation shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and legal representatives of such a person.

9.           No liability of directors or officers for certain matters - To the extent permitted by law, no director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or body corporate with whom or which any moneys, securities or other assets belonging to the Corporation shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

We have also entered into indemnity agreements with each of our directors and officers pursuant to which we have agreed to indemnify such persons in the manner contemplated by the ABCA.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 9. Exhibits

4.1	Crescent Point Energy Corp. Share Dividend Plan

5.1	Opinion of Norton Rose Fulbright LLP as to the legality of the Shares being registered

8.1	Opinion of Norton Rose Fulbright LLP regarding Canadian tax matters (contained in Exhibit 5.1)

8.2	Opinion of Carter Ledyard & Milburn LLP regarding U.S. tax matters

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of GLJ Petroleum Consultants Ltd.

23.3	Consent of Sproule Associates Limited

23.4	Consent of Norton Rose Fulbright LLP (contained in Exhibit 5.1)

23.5	Consent of Carter Ledyard & Milburn LLP (contained in Exhibit 8.2)

24.1	Power of Attorney (included on the signature pages to this registration statement)

Item 10. Undertakings

a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, THAT:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C) PROVIDED FURTHER, HOWEVER, THAT PARAGRAPHS (A)(1)(I) AND (A)(1)(II) DO NOT APPLY IF THE REGISTRATION STATEMENT IS FOR AN OFFERING OF ASSET-BACKED SECURITIES ON FORM S-1 OR FORM S-3, AND THE INFORMATION REQUIRED TO BE INCLUDED IN A POST-EFFECTIVE AMENDMENT IS PROVIDED PURSUANT TO ITEM 1100(C) OF REGULATION AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada on July 9, 2015.

CRESCENT POINT ENERGY CORP.

By:	/s/ Gregory T. Tisdale
Name: Gregory T. Tisdale
Title: Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gregory T. Tisdale, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as they might or could do themselves, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them acting alone, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on July 9, 2015.

Signature	Title

/s/ Peter Bannister	Chairman of the Board of Directors
Peter Bannister

/s/ Scott Saxberg	President, Chief Executive Officer and Director
Scott Saxberg

/s/ D. Hugh Gillard	Director
D. Hugh Gillard

/s/ Robert F. Heinemann	Director
Robert F. Heinemann

/s/ Gerald A. Romanzin	Director
Gerald A. Romanzin

/s/ Gregory G. Turnbull	Director
Gregory G. Turnbull

/s/ Rene Amirault	Director
Rene Amirault

/s/ Laura A. Cillis	Director
Laura A. Cillis

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, on July 9, 2015.

CT Corporation System
By:	/s/ Candice Pignataro
Name: Candice Pignataro
Title: Assistance Secretary

INDEX TO EXHIBITS

Exhibits

4.1	Crescent Point Energy Corp. Share Dividend Plan

5.1	Opinion of Norton Rose Fulbright LLP as to the legality of the Shares being registered

8.1	Opinion of Norton Rose Fulbright LLP regarding Canadian tax matters (contained in Exhibit 5.1)

8.2	Opinion of Carter Ledyard & Milburn LLP regarding U.S. tax matters

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of GLJ Petroleum Consultants Ltd.

23.3	Consent of Sproule Associates Limited

23.4	Consent of Norton Rose Fulbright LLP (contained in Exhibit 5.1)

23.5	Consent of Carter Ledyard & Milburn LLP (contained in Exhibit 8.2)

24.1	Power of Attorney (included on the signature pages to this registration statement)